Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-206562

August 25, 2015

Talmer Bancorp, Inc. Announces Secondary Common Stock Offering and Concurrent Share Repurchase

TROY, Mich., August 25, 2015 /PRNewswire/ — Talmer Bancorp, Inc. (“Talmer”) (Nasdaq: TLMR) announced today a secondary offering pursuant to which funds affiliated with WL Ross & Co. LLC have agreed to sell 9,664,579 shares of their Talmer Class A common stock in an underwritten public offering.  Talmer will not issue any shares in the offering and will not receive any proceeds from the offering.  Closing of the offering is expected to occur on or about August 31, 2015, subject to customary closing conditions.

Keefe, Bruyette & Woods, Inc. is acting as sole underwriter for the offering.

Talmer also announced today that it intends to repurchase 5,077,000 shares in the offering, at a price per share equal to the price per share being paid by the underwriter to the selling shareholders.  Following the completion of the offering and Talmer’s intended repurchase, WL Ross & Co. LLC and its affiliated funds will have fully divested their ownership stake in Talmer’s Class A common stock.

Earlier today, Talmer filed with the SEC an automatic shelf registration statement, including a prospectus, with respect to the offering.  Talmer also filed with the SEC a preliminary prospectus relating to the offering . The offering will be made only by means of a prospectus supplement and accompanying prospectus. Before you invest, you should read the prospectus supplement and accompanying prospectus and other documents that Talmer has filed with the SEC for more complete information about Talmer and this offering.  Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained without charge from Keefe, Bruyette & Woods, Inc.,  Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559. You may also obtain a copy of the prospectus supplement and accompanying prospectus without charge by visiting the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust.  Our subsidiary bank, operating through branches and lending offices in Michigan, Ohio, Illinois,

Indiana, Maryland, and Nevada, offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Information

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the expected closing date of the offering and Talmer’s intended repurchase of shares in the offering.  These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” section and the forward-looking statement disclosure contained in Talmer’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Talmer undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

Dennis Klaeser, Chief Financial Officer — Talmer Bancorp, Inc., (248) 649-2301

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